EXHIBIT 99.1

Fluidigm Announces Fourth Quarter and Full Year 2019 Financial Results

Fourth quarter revenue of $32.4 million

Full year 2019 revenue increased 4 percent to $117.2 million; full year mass cytometry revenue increased 23 percent

Landmark Nature publication demonstrates potential clinical value of using Imaging Mass Cytometry

Covance selects Fluidigm CyTOF technology to develop highly multiplexed human immune profiling services

SOUTH SAN FRANCISCO, Feb. 10, 2020 (GLOBE NEWSWIRE) -- Fluidigm Corporation (NASDAQ:FLDM) today announced financial results for the fourth quarter and full year ended December 31, 2019.

Financial Highlights

Fourth Quarter 2019

  Revenue of $32.4 million was flat, with instrument revenue growth of 16 percent, compared to the fourth quarter of 2018.
  GAAP net loss for the quarter was $12.7 million, compared with a GAAP net loss of $14.8 million for the fourth quarter of 2018.
  Non-GAAP net loss was $2.3 million for the quarter, compared with a $2.4 million non-GAAP net loss for the fourth quarter of 2018.

Full Year 2019

  Revenue increased 4 percent to $117.2 million from $113.0 million in full year 2018, with mass cytometry revenue growth of 23 percent, compared to full year 2018.
  GAAP net loss was $64.8 million, compared with a GAAP net loss of $59.0 million for the full year of 2018.
  Non-GAAP net loss was $23.7 million for the full year, compared with a non-GAAP net loss of $20.7 million for the full year of 2018.

“With solid execution on new commercial and marketing strategies, the fourth quarter reflected strong sequential quarterly growth driven by customer adoption of Imaging Mass Cytometry™. For the full year, we drove innovation, launching over 10 new products for our mass cytometry business, as well as new microfluidics content to drive penetration of new key accounts. We also reduced our debt, exiting the year with a stronger balance sheet,” said Chris Linthwaite, President and CEO.

“Adoption across new markets has been an important driver for our mass cytometry business. In the last few months, we achieved further penetration in the pharma/biotech segment with a large CRO adopting CyTOF® for commercializing sophisticated biomarker discovery and clinical support services,” added Linthwaite. “A landmark study published in Nature, a collaboration between the University of Zurich and a Swiss consortium of pathologists and hospital systems, demonstrated the importance of high-parameter protein image analysis of breast cancer tumors for patient stratification. Entering 2020, we expect to advance mass cytometry technology further into the health care ecosystem while reinvigorating our microfluidics franchise. We are well-positioned for accelerating growth, particularly in the latter part of the year.”

A reconciliation of GAAP to non-GAAP financial measures can be found in the tables of this news release.

Fourth Quarter 2019 Results

Revenue by category:

Category	Revenue by Category	Year-over-Year Change	% of Total Revenue
Instruments	$15.8 million	16%	49%
Consumables	$10.9 million	(19%)	33%
Service	$5.4 million	4%	17%
Grant	$0.4 million	N/A	1%

Revenue by market:

  Mass cytometry revenue increased 13 percent to $21.5 million from $19.1 million in the prior year period. Mass cytometry product revenue increased 10 percent to $17.8 million from $16.2 million in the prior year due to higher sales of both instruments and consumables.

  Microfluidics revenue decreased 18 percent to $10.9 million from $13.2 million in the prior year period. Microfluidics product revenue decreased 19 percent to $8.9 million from $11.0 million in the prior year period primarily due to lower sales of consumables partially offset by higher sales of instruments.

Total revenue by geographic area:

Geographic Area	Revenue by Geography	Year-over-Year Change	% of Total Revenue
Americas	$11.8 million	(17%)	36%
EMEA	$11.6 million	13%	36%
Asia-Pacific	$9.1 million	15%	28%

Gross margin:

GAAP gross margin was 55.1 percent in the fourth quarter of 2019, compared to 58.2 percent in the year ago period and 53.0 percent in the third quarter of 2019. Non-GAAP gross margin was 65.3 percent in the fourth quarter of 2019, compared to 69.3 percent in the year ago period and 65.5 percent in the third quarter of 2019. The year-over-year decrease in gross margin was primarily due to unfavorable product mix and lower average selling prices. Sequentially, the decrease in non-GAAP gross margin was primarily due to lower average selling prices partially offset by favorable product mix, higher plant utilization, and lower inventory reserves. In the case of GAAP margin, the year-over-year decrease was coupled with lower stock-based compensation expenses. The sequential increase was due to fixed amortization over higher revenue.

Cash and cash equivalents, short-term investments, and restricted cash as of December 31, 2019:

Cash and cash equivalents, short-term investments, and restricted cash as of December 31, 2019, were $60.7 million, including $37.0 million in short-term securities and $2.1 million in restricted cash. Cash and cash equivalents, short-term investments, and restricted cash as of September 30, 2019, were $64.8 million, including $36.9 million in short-term securities and $2.1 million in restricted cash.

Operational and Business Progress

Market expansion:

  Our mass cytometry active installed instrument base increased to 292 at the end of the fourth quarter. This included 85 imaging-enabled instruments.

  Covance, a global contract research organization, selected CyTOF technology and Maxpar Direct Immune Profiling Assay to develop highly multiplexed immune profiling services. As utilization of mass cytometry in early-stage clinical studies grows, pharma and biotech customers will require global service providers that can scale with them. Covance has the capabilities to provide sophisticated and scalable biomarker discovery and clinical support services to large customers on a worldwide basis.

  A new Center of Excellence for Imaging Mass Cytometry was established at the Georgetown Lombardi Comprehensive Cancer Center. This partnership represents an important milestone in our strategy to accelerate the global adoption of Imaging Mass Cytometry through content expansion for cancer research.

  MOgene, a genomics services provider based in St. Louis, announced that it has selected the Fluidigm® Advanta™ RNA-Seq NGS Library Prep Kit, Advanta RNA Fusions and Solid Tumor NGS Library Prep Assays, and microfluidics-based Juno™ system to expand its next-generation sequencing (NGS) services portfolio.

Clinical trials and publications:

  A landmark retrospective clinical study was published in Nature. The 352-patient study resulted from a collaboration between researchers at the University of Zurich, the University of Cambridge, and the University of Basel. In this clinical study, Imaging Mass Cytometry enabled the researchers to simultaneously visualize and analyze patient breast cancer tissue in greater detail to identify multiple detailed subcategories of breast cancer, beyond current standards. This imaging approach increases the precision of tumor analysis and classification and could potentially improve personalized medicine for breast cancer patients.

  CyTOF technology is now being used in 75 clinical trials, up 25 percent since the third quarter.

  There are more than 1,000 publications for mass cytometry, including more than 45 for Imaging Mass Cytometry.

Industry recognition:

  Fluidigm was named to Greater Toronto’s Top Employers for 2020, an annual list of organizations with exceptionally positive and engaging environments that inspire and motivate employees.

  Fluidigm received the Life Science Industry Award for the Best New Product in Cell Biology for the Maxpar® Direct™ Immune Profiling System, the first complete sample-to-answer solution that provides translational and clinical researchers with a simple, easy-to-use workflow to comprehensively profile immune cell phenotypes with the potential to drive a deeper understanding of the immune system and accelerate therapeutic development.

Full Year 2019 Results

Revenue by category:

Category	Revenue by Category	Year-over-Year Change	% of Total Revenue
Instruments	$50.0 million	10%	43%
Consumables	$45.4 million	(6%)	39%
Service	$21.3 million	10%	18%
Grant	$0.5 million	N/A	N/A

Revenue by market:

  Mass cytometry revenue increased 23 percent to $73.3 million from $59.6 million in the prior year period. Mass cytometry product revenue increased 20 percent to $59.4 million from $49.3 million in the prior year period due to higher sales of both instruments and consumables.

  Microfluidics revenue decreased 18 percent to $43.9 million from $53.4 million in the prior year period. Microfluidics product revenue decreased 19 percent to $36.0 million from $44.3 million in the prior year period primarily due to lower sales of instruments and consumables.

Total revenue by geographic area:

Geographic Area	Revenue by Geography	Year-over-Year Change	% of Total Revenue
Americas	$47.0 million	(8%)	40%
EMEA	$40.0 million	9%	34%
Asia-Pacific	$30.2 million	20%	26%

Active installed base at year-end 2019:

Active installed base for selected instruments	2019
Mass cytometry	292
Biomark™/Biomark HD and EP1™	500
Access Array™ and Juno™	188

Annual 2020 Guidance

  Revenue expected to grow between 8 percent and 11 percent.
  GAAP operating loss of $51 million to $54 million.
  Non-GAAP operating loss of $21 million to $24 million.

Conference Call Information
Fluidigm will host a conference call today, February 10, 2020, at 2:00 p.m. PT/5:00 p.m. ET to discuss fourth quarter and full year 2019 financial results and operational progress and provide details around its 2020 annual guidance. Individuals interested in listening to the conference call may do so by dialing the following:

US domestic callers: (877) 556-5248
Outside US callers: (720) 545-0029
Please reference Conference ID: 9226027

A live webcast of the conference call will be available online from the Investor Relations page of the Company’s website at Events & Presentations. The link will not be active until 1:45 p.m. PT/4:45 p.m. ET on February 10, 2020.

After the live webcast, the call will be archived on Fluidigm’s Investor Relations page at investors.fluidigm.com. In addition, a telephone replay of the teleconference will be available approximately 90 minutes after the end of the call.

The replay dial-in numbers are:

US domestic callers: (855) 859-2056
Outside US: (404) 537-3406
Please reference Conference ID: 9226027

The telephone replay will be available until February 17.

Statement Regarding Use of Non-GAAP Financial Information

Fluidigm has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three-and twelve-month periods ended December 31, 2019, and December 31, 2018, as well as projected for the full year 2020. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Our estimates of forward-looking non-GAAP operating loss exclude estimates for stock-based compensation expense and depreciation and amortization; loss on disposal of property and equipment; future changes relating to developed and acquired technologies; other intangible assets; and income taxes, among other items, certain of which are presented in the tables accompanying our earnings release. The time and amount of certain material items needed to estimate non-GAAP financial measures are inherently unpredictable or outside of our control. Material changes to any of these items could have a significant effect on guidance and future GAAP results. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under U.S. GAAP. Fluidigm encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP operating results are presented in the accompanying tables of this release.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding increasing adoption of the Company’s technology and products, growth in revenues and the timing of such growth, the expected benefits of strategic initiatives and product launches; and projected revenues and operating loss for 2020. Forward‑looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to challenges inherent in developing, manufacturing, launching, marketing, and selling new products; risks relating to reliance on sales of capital equipment for a significant proportion of revenues in each quarter; potential product performance and quality issues; the possible loss of key employees, customers, or suppliers; intellectual property risks; competition; uncertainties in contractual relationships; risks relating to company research and development, sales, marketing, and distribution plans and capabilities; reductions in research and development spending or changes in budget priorities by customers; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks and uncertainties and other information affecting Fluidigm's business and operating results is contained in its Annual Report on Form 10-K for the year ended December 31, 2018, and in its other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Fluidigm disclaims any obligation to update these forward-looking statements except as may be required by law.

About Fluidigm
Fluidigm (Nasdaq: FLDM) is an industry-leading biotechnology tools provider with a vision to improve life through comprehensive health insight. We focus on the most pressing needs in translational and clinical research, including cancer, immunology, and immunotherapy. Using proprietary CyTOF and microfluidics technologies, we develop, manufacture, and market multi-omic solutions to drive meaningful insights in health and disease, identify biomarkers to inform decisions, and accelerate the development of more effective therapies. Our customers are leading academic, government, pharmaceutical, biotechnology, and plant and animal research laboratories worldwide. Together with them, we strive to increase the quality of life for all. For more information, visit fluidigm.com.

Fluidigm, the Fluidigm logo, Access Array, Advanta, Biomark, CyTOF, Direct, EP1, Imaging Mass Cytometry, Juno, and Maxpar are trademarks and/or registered trademarks of Fluidigm Corporation in the United States and/or other countries. Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

Contact:

Agnes Lee
Vice President, Investor Relations
Fluidigm Corporation
650 416 7423
agnes.lee@fluidigm.com

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue:
Instruments	$15,804	$13,660	$50,004	$45,491
Consumables	10,884	13,494	45,412	48,159
Product revenue	26,688	27,154	95,416	93,650
Service revenue	5,402	5,171	21,277	19,314
Grant revenue	350	-	550	-
Total revenue	32,440	32,325	117,243	112,964
Cost of revenue:
Cost of product revenue	12,452	11,844	45,461	44,861
Cost of service revenue	2,100	1,670	7,503	6,454
Total cost of revenue	14,552	13,514	52,964	51,315
Gross profit	17,888	18,811	64,279	61,649
Operating expenses:
Research and development	8,278	7,958	31,640	30,030
Selling, general and administrative	18,791	21,971	84,478	79,783
Total operating expenses	27,069	29,929	116,118	109,813
Loss from operations	(9,181)	(11,118)	(51,839)	(48,164)
Interest expense	(643)	(4,069)	(4,279)	(13,893)
Loss on extinguishment of debt	(3,020)	-	(12,020)	-
Other income, net	513	172	1,433	637
Loss before income taxes	(12,331)	(15,015)	(66,705)	(61,420)
Income tax benefit (expense)	(354)	240	1,915	2,407
Net loss	$(12,685)	$(14,775)	$(64,790)	$(59,013)

Net loss per share, basic and diluted	$(0.18)	$(0.36)	$(0.97)	$(1.49)

Shares used in computing net loss per share, basic and diluted	69,706	41,489	66,779	39,652

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2019	December 31, 2018 (1)

ASSETS
Current assets:
Cash and cash equivalents (Note 2)	$21,661	$95,401
Short-term investments (Note 2)	36,978	-
Accounts receivable, net	18,981	16,651
Inventories	13,884	13,003
Prepaid expenses and other current assets (Note 2)	4,592	2,051
Total current assets	96,096	127,106
Property and equipment, net	8,056	8,825
Operating lease right-of-use assets, net	4,860	—
Other non-current assets (Note 2)	5,492	6,208
Developed technology, net	46,200	57,400
Goodwill	104,108	104,108
Total assets	$264,812	$303,647

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,510	$4,027
Accrued compensation and related benefits	5,160	14,470
Operating lease liabilities, current	1,833	-
Other accrued liabilities	7,515	7,621
Deferred revenue, current portion	11,803	11,464
Total current liabilities	32,821	37,582
Convertible notes, net	53,821	172,058
Deferred tax liability, net	11,494	13,714
Operating lease liabilities, non-current	4,323	-
Deferred revenue, non-current	8,168	6,327
Other non-current liabilities	573	1,850
Total liabilities	111,200	231,531
Total stockholders' equity	153,612	72,116
Total liabilities and stockholders' equity	$264,812	$303,647

Notes:
(1) Derived from audited consolidated financial statements
(2) Cash and cash equivalents, available for sale securities and restricted cash consist of:
Cash and cash equivalents	$21,661	$95,401
Short-term investments	36,978	-
Restricted cash (included in prepaid and other current assets, and other non-current assets)	2,075	-
Total cash and cash equivalents, available for sale securities and restricted cash	$60,714	$95,401

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2019	2018
Operating activities
Net loss	$(64,790)	$(59,013)
Depreciation and amortization	4,605	5,372
Stock-based compensation expense	11,393	11,023
Amortization of developed technology	11,200	11,200
Amortization of debt discounts, premiums and issuance costs	1,936	8,379
Loss on extinguishment of debt	12,020	-
Impairment of intangible	443	-
Loss on disposal of property and equipment	89	141
Other non-cash items	1,133	1,201
Changes in assets and liabilities, net	(13,239)	(3,504)
Net cash used in operating activities	(35,210)	(25,201)

Investing activities
Purchases of investments	(62,370)	(1,450)
Proceeds from sales and maturities of investments	25,600	6,541
Purchases of property and equipment	(2,531)	(372)
Net cash provided by (used in) investing activities	(39,301)	4,719

Financing activities
Payment of debt and equity issuance costs	(1,888)	(2,862)
Proceeds from debt issuance	55,000	-
Proceeds from issuance of common stock	-	59,469
Repayment of long-term debt	(51,826)	-
Proceeds from employee equity programs, net	1,504	1,053
Net cash provided by financing activities	2,790	57,660

Effect of foreign exchange rate fluctuations on cash and cash equivalents	56	167
Net increase (decrease) in cash, cash equivalents and restricted cash	(71,665)	37,345
Cash, cash equivalents and restricted cash at beginning of period	95,401	58,056
Cash, cash equivalents and restricted cash at end of period	$23,736	$95,401

Cash and cash equivalents, restricted cash and available for sale securities consist of:
Cash and cash equivalents	$21,661	$95,401
Short-term investments	36,978	-
Restricted cash (included in prepaid and other current assets, and other non-current assets)	2,075	-
Total cash and cash equivalents, available for sale securities and restricted cash	$60,714	$95,401

FLUIDIGM CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share amounts)
(Unaudited)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP NET LOSS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Net loss (GAAP)	$(12,685)	$(14,775)	$(64,790)	$(59,013)
Stock-based compensation expense	3,101	4,966	11,393	11,023
Amortization of developed technology (a)	2,800	2,800	11,200	11,200
Depreciation and amortization	1,121	1,248	4,605	5,372
Interest expense (b)	643	4,069	4,279	13,893
Impairment of intangible (c)	443	-	443	-
Loss on disposal of property and equipment	37	141	89	141
Loss on extinguishment of debt	3,020	-	12,020	-
Benefit from acquisition related income taxes (d)	(742)	(835)	(2,968)	(3,360)
Net loss (Non-GAAP)	$(2,262)	$(2,386)	$(23,729)	$(20,744)
Shares used in net loss per share calculation - basic and diluted (GAAP and Non-GAAP)	69,706	41,489	66,779	39,652

Net loss per share - basic and diluted (GAAP)	$(0.18)	$(0.36)	$(0.97)	$(1.49)
Net loss per share - basic and diluted (Non-GAAP)	$(0.03)	$(0.06)	$(0.36)	$(0.52)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP GROSS MARGIN

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Gross profit (GAAP)	$17,888	$18,811	$64,279	$61,649
Amortization of developed technology (a)	2,800	2,800	11,200	11,200
Depreciation and amortization (e)	399	488	1,714	1,979
Stock-based compensation expense (e)	95	303	423	853
Gross profit (Non-GAAP)	$21,182	$22,402	$77,616	$75,681

Gross margin percentage (GAAP)	55.1%	58.2%	54.8%	54.6%
Gross margin percentage (Non-GAAP)	65.3%	69.3%	66.2%	67.0%

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP OPERATING EXPENSES

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Operating expenses (GAAP)	$27,069	$29,929	$116,118	$109,813
Stock-based compensation expense (f)	(3,006)	(4,663)	(10,970)	(10,170)
Depreciation and amortization (f)	(722)	(760)	(2,169)	(3,393)
Impairment of intangible (c)	(443)	-	(443)	-
Loss on disposal of property and equipment	(37)	(141)	(89)	(141)
Operating expenses (Non-GAAP)	$22,861	$24,365	$102,447	$96,110

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP LOSS FROM OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Loss from operations (GAAP)	$(9,181)	$(11,118)	$(51,839)	$(48,164)
Stock-based compensation expense	3,101	4,966	11,393	11,023
Amortization of developed technology (a)	2,800	2,800	11,200	11,200
Depreciation and amortization (e)	1,121	1,248	4,605	5,372
Impairment of intangible (c)	443	-	443	-
Loss on disposal of property and equipment (e)	37	141	89	141
Loss from operations (Non-GAAP)	$(1,679)	$(1,963)	$(24,109)	$(20,428)

(a) represents amortization of developed technology in connection with the DVS acquisition
(b) represents interest expense, primarily on convertible debt
(c) represents impairment of intangible no longer used in our product lines
(d) represents the tax impact on the purchase of intangible assets in connection with the DVS acquisition
(e) represents expense associated with cost of product revenue
(f) represents expense associated with research and development, selling, general and administrative activities